EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-84726, 33-84728, 333-25981, and 333-114019 of Gaming Partners International Corporation (formerly known as Paul-Son Gaming Corporation) and Subsidiaries on Form S-8 and Amendment No. 3 to Registration Statement No. 333-86010 of Gaming Partners International Corporation and Subsidiaries on Form S-3 of our report dated March 31, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph on the Gaming Partners International Corporation adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in this Annual Report on Form 10-K of Gaming Partners International Corporation and Subsidiaries for the year ended December 31, 2004.

DELOITTE AND TOUCHE LLP

Las Vegas, Nevada
March 31, 2005